Exhibit 6

_______________ 2025

GEELY SWEDEN HOLDINGS AB

(as Guarantor)

and

[ ]

(as Beneficiary)

DEED OF GUARANTEE

18th Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
Tel: +852.2912.2500

www.lw.com

CONTENTS

Clause	Page

1.	INTERPRETATION	1
2.	GUARANTEE AND INDEMNITY	7
3.	Additional Indemnities	10
4.	TAXES	11
5.	OTHER INDEMNITIES	13
6.	REPRESENTATIONS	14
7.	INFORMATION UNDERTAKINGS	14
8.	FINANCIAL COVENANTS	15
9.	GENERAL UNDERTAKINGS	15
10.	CHANGES TO THE PARTIES	15
11.	NOTICES	15
12.	OTHER TERMS	16
13.	SET-OFF	17
14.	PARTIAL INVALIDITY	17
15.	REMEDIES AND WAIVERS	17
16.	AMENDMENTS AND WAIVERS	17
17.	CONFIDENTIAL INFORMATION	18
18.	COUNTERPARTS	20
19.	GOVERNING LAW	20
20.	ENFORCEMENT	20

Schedule 1	22
Schedule 2	23

Form of Notice of Assignment

Schedule 3	24

Form of Compliance Certificate

THIS DEED OF GUARANTEE (the “Deed”) is dated ____________ 2025 and is made

BETWEEN:

(1)	GEELY SWEDEN HOLDINGS AB, a company incorporated under the laws of the Kingdom of Sweden with corporate identity number 556810-9010 (the “Guarantor”); and

(2)	[ ] (the “Beneficiary”).

BACKGROUND:

(A)	The Guarantor and the Beneficiary enter into this Deed in connection with the Put Option Agreement (as defined below).

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a Party (as defined below) may only execute this document under hand.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Deed:

“Business Day” means a day (other than Saturday or a Sunday) on which banks are open for general business in PRC, Stockholm, Hong Kong and [ ].

“Confidential Information” means all information relating to the Group, the Volvo Truck Group, the Put Option Agreement or this Deed of which the Beneficiary becomes aware in its capacity as, or for the purpose of becoming, a party or which is received by the Beneficiary in relation to, or for the purpose of becoming a party under, the Put Option Agreement or this Deed from any member of the Group, the Volvo Truck Group or any of their advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Beneficiary of Clause 17 (Confidential Information) of this Deed;

(b)	is identified in writing at the time of delivery as non-confidential by any member of the Group, the Volvo Truck Group or any of their advisers; or

(c)	is known by the Beneficiary before the date the information is disclosed to it in accordance with the paragraph above or is lawfully obtained by the Beneficiary after that date, from a source which is, as far as the Beneficiary is aware, unconnected with the Group, or the Volvo Truck Group, as applicable and which, in either case, as far as the Beneficiary is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Counterparty” means Geely Sweden Automotive Investment AB, a private company incorporated under the laws of the Kingdom of Sweden with company number 559263-3035.

“Group” means the Guarantor and its Subsidiaries from time to time.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period will end on the next Business Day in the calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period will end on the last Business Day in that calendar month.

“Parent” means Zhejiang Geely Holding Group Co., Ltd. (浙江吉利控股集团有限公司), a company incorporated in the PRC with unified credit number 91330000747735638J whose registered address is at [ ].

“Party” means a party to this Deed.

“PRC” means the People's Republic of China but excluding for the purposes of this Deed, Hong Kong, the Special Administrative Region of Macau and Taiwan.

“Put Option Agreement” means the confirmation of a put option transaction between Counterparty and the Beneficiary dated on or about the date of this Guarantee, which supplements, forms a part of, and is subject to the 2002 ISDA Master Agreement (together with the elections and amendments set out in Schedule A to the confirmation) which Counterparty and the Beneficiary are deemed to have entered into by entering into the confirmation.

“Related Fund” in relation to a fund (the “first fund”), means:

(a)	a fund which is managed or advised by the same investment manager or investment adviser as the first fund; or

(b)	if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Related Party” means, in respect of the Guarantor:

(a)	any legal entity, from time to time, that directly, or indirectly, controls the Guarantor; or

(b)	any legal entity which is from time to time, directly or indirectly controlled by any legal entity referred to in paragraph (a) above,

excluding, in each case, any legal entity which is a member of the Group.

For the purpose of this definition:

(i)	“control” means, in relation to a legal entity, the possession of the power to direct the management and the policies of a legal entity whether through the ownership of voting capital, by contract or otherwise; and

(ii)	“legal entity” includes without limitation any individual, corporation, company, firm, partnership, governmental body or other entity.

“Repeating Representations” means each of the representations and warranties set out in Part B (Representations) of Schedule 1 (but excluding paragraph 7 (Deduction of Tax), paragraph 8 (No filing or stamp taxes), paragraph 12.2 (Financial statements) and paragraph 16 (Shareholdings) of Part B (Representations) of Schedule 1).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Security Interest” means a mortgage, charge, pledge, lien, assignment by way of security, hypothecation or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“SEK” denotes the lawful currency of Sweden.

“Shares” has the meaning given to it in the Put Option Agreement.

“Subsidiary” means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

“Volvo Truck” means Aktiebolaget Volvo (publ) (corporate identity no. 556012-5790), a public limited liability company incorporated under the laws of the Kingdom of Sweden whose registered address is at [ ].

“Volvo Truck Group” means Volvo Truck and its Subsidiaries from time to time.

1.2	Construction

(a)	Unless this Deed expressly provides to the contrary, any reference in this Deed to:

(i)	the Guarantor, Counterparty, the Beneficiary or any other person includes its successors in title, permitted assigns and permitted transferees;

(ii)	an “amendment” includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and “amended” will be construed accordingly;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	“disposal” includes a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	the Put Option Agreement or any other agreement or instrument includes (without prejudice to any restriction on amendments) any amendment to the Put Option Agreement or other agreement or instrument;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	“know your customer” checks is to the identification checks that the Beneficiary requests to meet its obligations under any applicable law or regulation or internal policies to identify a person who is (or is to become) its customer;

(viii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association or body (including a partnership, trust, fund, joint venture or consortium), or any other entity (whether or not having separate legal personality);

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which a person to which it applies is generally accustomed to comply) of any governmental, inter- governmental or supranational body, agency or department, or of any regulatory, self- regulatory or other authority or organisation;

(x)	a “share” includes any right, money or property accruing or offered at any time in relation to any such share by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

(xi)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xii)	a provision of law is a reference to that provision as amended and includes any subordinate legislation; and

(xiii)	a time of day is a reference to Hong Kong time.

(b)	A Clause or a Schedule is a reference to a clause of or a schedule to this Deed.

(c)	The headings in this Deed are for ease of reference only and do not affect its interpretation.

(d)	Where this Deed specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Beneficiary’s spot rate of exchange.

1.3	Third party rights

(a)	Unless expressly provided to the contrary in this Deed, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Deed.

(b)	Notwithstanding any term of this Deed, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

(c)	Any individual referred to in Clause 1.5 (Personal liabilities) may enforce and enjoy the benefit of any paragraph in this Deed which expressly confers rights on it, subject to paragraph (b) above and the provisions of the Third Parties Act.

1.4	Contractual recognition of bail-in

(a)	Notwithstanding any other term of this Deed or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of the Guarantor to the Beneficiary or the Beneficiary to the Guarantor (as applicable) under or in connection with this Deed may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(i)	any Bail-In Action in relation to any such liability, including (without limitation):

(A)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(B)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(C)	a cancellation of any such liability; and

(ii)	a variation of any term of this Deed to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

(b)	For the purposes of this Clause 1.4:

(i)	“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

(ii)	“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

(iii)	“Bail-In Legislation” means:

(A)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(B)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(C)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

(iv)	“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

(v)	“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

(vi)	“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

(vii)	“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

(viii)	“Write-down and Conversion Powers” means:

(A)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(B)	in relation to any UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(C)	in relation to any other applicable Bail-In Legislation:

(I)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(II)	any similar or analogous powers under that Bail-In Legislation.

1.5	Personal liabilities

No director, officer, employee or other individual acting (or purporting to act) on behalf of the Guarantor (or any of its Affiliate) shall be personally liable for any representation, certification or statement made or deemed to be made by him or her, the Guarantor in this Deed or any certificate, notice or other document required to be delivered under, or in connection with this Deed, whether or not signed by that director, officer, employee or other individual, save in the case of fraud or where there is an intention to mislead (in which case any liability shall be determined in accordance with applicable law) and each such individual may rely on this Clause 1.5 subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

2.	GUARANTEE AND INDEMNITY

2.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to the Beneficiary punctual performance by Counterparty of all its obligations under the Put Option Agreement;

(b)	undertakes with the Beneficiary that whenever Counterparty does not pay any amount when due under or in connection with the Put Option Agreement, the Guarantor must immediately on demand pay that amount as if it were the principal obligor in respect of that amount; and

(c)	agrees with the Beneficiary that if any obligation guaranteed by the Guarantor is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify the Beneficiary immediately on demand against any cost, loss or liability it incurs as a result of Counterparty not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by Counterparty under the Put Option Agreement on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause if the amount claimed had been recoverable on the basis of a guarantee.

2.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by Counterparty under the Put Option Agreement, regardless of any intermediate payment or discharge in whole or in part.

2.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of Counterparty or otherwise) is made by the Beneficiary in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause will continue or be reinstated as if the discharge, release or arrangement had not occurred.

2.4	Waiver of defences

The obligations of the Guarantor under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause would reduce, release or prejudice any of its obligations under this Clause including (without limitation and whether or not known to it or the Beneficiary):

(a)	any time, waiver or consent granted to, or composition with, Counterparty or other person;

(b)	the release of Counterparty or any other person under the terms of any composition or arrangement with any creditor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, Counterparty or other person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of Counterparty or any other person;

(f)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of the Put Option Agreement or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under the Put Option Agreement or any other document or security;

(h)	any insolvency, resolution or similar proceedings; or

(i)	this Deed or the Put Option Agreement not being executed by or binding upon any other party.

2.5	Amendments to the Put Option Agreement

(a)	Without limiting Clause 2.4 (Waiver of defences), the Guarantor acknowledges that the Put Option Agreement may from time to time be amended in accordance with the terms of the Put Option Agreement.

(b)	The Guarantor confirms its intention that:

(i)	any amendment (however fundamental) to the Put Option Agreement is within the scope of this guarantee; and

(ii)	this guarantee extends to any amount payable by Counterparty under or in connection with the Put Option Agreement as amended.

(c)	The Guarantor agrees that the confirmations in paragraph (b) above apply regardless of:

(i)	why or how the Put Option Agreement is amended (including the extent of the amendment);

(ii)	whether any amount payable by Counterparty under or in connection with the amended Put Option Agreement in any way relates to any amount that would or may have been payable had the amendment not taken place;

(iii)	the extent to which the Guarantor’s liability under this guarantee (whether present or future, actual or contingent), or any right it may have as a result of entering into or performing its obligations under this guarantee, changes or may change as a result of the amendment; and

(iv)	whether the Guarantor was aware of or consented to the amendment, save for such amendment required to be notified to it according to paragraph (b) above.

2.6	Immediate recourse

(a)	The Guarantor waives any right it may have of first requiring the Beneficiary to proceed against or enforce any other right or security or claim payment from any person before claiming from the Guarantor under this Clause.

(b)	This waiver applies irrespective of any law or any provision of the Put Option Agreement to the contrary.

2.7	Appropriations

Until all amounts which may be or become payable by Counterparty under or in connection with the Put Option Agreement have been unconditionally and irrevocably paid in full, the Beneficiary may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Beneficiary in respect of those amounts, or apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor will not be entitled to the benefit of such moneys, security or rights; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause.

2.8	Deferral of Guarantor’s rights

(a)	Until all amounts which may be or become payable by Counterparty under or in connection with the Put Option Agreement have been unconditionally and irrevocably paid in full or unless the Beneficiary otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under this Deed or by reason of any amount being payable, or liability arising under this Clause:

(i)	to be indemnified by Counterparty;

(ii)	to claim any contribution from any other guarantor of Counterparty’s obligations under the Put Option Agreement;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Beneficiary under the Put Option Agreement or of any other guarantee or security taken pursuant to, or in connection with, the Put Option Agreement by the Beneficiary;

(iv)	to bring legal or other proceedings for an order requiring Counterparty to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 2.1 (Guarantee and indemnity);

(v)	to exercise any right of set-off against Counterparty; and/or

(vi)	to claim or prove as a creditor of Counterparty in competition with the Beneficiary.

(b)	If the Guarantor receives any benefit, payment or distribution in relation to such rights it must hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Beneficiary by Counterparty under or in connection with the Put Option Agreement to be paid in full on trust and as agent for the Beneficiary and must promptly pay or transfer them to the Beneficiary or as the Beneficiary may direct.

2.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Beneficiary.

2.10	Limitations

Notwithstanding the other provisions of this Deed, the obligations and liabilities of the Guarantor in respect of obligations owed by parties other than itself and its wholly-owned Subsidiaries under this Deed shall be limited if (and only if) required by the provisions of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)) (the Swedish Companies Act) regulating (a) value transfers (Chapter 17, Sections 1-4 (or its equivalent from time to time)), and (b) prohibited loans, security and guarantees within the meaning of Chapter 21, Sections 1 and 3 (or its equivalent from time to time), and it is understood that the obligations and liabilities of the Guarantor in respect of such obligations under this Deed only apply to the extent permitted by the above provisions of the Swedish Companies Act.

3.	Additional Indemnities

(a)	Each Party agrees that if following the occurrence of a Bankruptcy Event of Default but prior to the designation of an Early Termination Date by the Beneficiary, by operation of the insolvency laws applicable to Counterparty, the Beneficiary is unable to make a claim for the full amount of the Settlement Amount stated to be due and payable by Counterparty to the Beneficiary in relation to an Exercise Date under the Put Option Agreement but for the operation of such insolvency laws (such full amount of the Settlement Amount , the “Gross Settlement Amount”), whether due to the exercise of any right by the insolvency official of Counterparty to disclaim the whole or any part of such Gross Settlement Amount or the operation of any mandatory rule of set-off or netting or otherwise:

(i)	the Guarantor shall, as an independent and primary obligation, indemnify the Beneficiary immediately on demand the difference between (x) such Gross Settlement Amount and (y) the reduced amount (if any) which the Beneficiary is entitled to claim against Counterparty in relation to such Gross Settlement Amount by operation of such insolvency laws (the “Net Settlement Amount”), provided that the Parties further agree that if the Beneficiary is unable to promptly determine the Net Settlement Amount after being made aware of the operation of such insolvency laws, the Beneficiary shall be entitled to demand from the Guarantor the immediate payment of the Gross Settlement Amount, and after the Beneficiary is able to determine the Net Settlement Amount, the Beneficiary shall promptly pay such Net Settlement Amount to the Guarantor; and

(ii)	if as a result of the operation of such insolvency laws, the Beneficiary’s conditional obligation to deliver the Number of Shares to be Delivered in relation to such Exercise Date is discharged in whole or in part, and thereafter, the Beneficiary is able to receive or otherwise recover (whether by the exercise of any right or remedy under this Deed or any other Transaction Document or otherwise) such Gross Settlement Amount in full, the Beneficiary shall promptly deliver to the relevant Party B Receiving Party any remaining Number of Shares to be Delivered that have not been delivered at such time.

(b)	Each Party agrees that if following the occurrence of a Bankruptcy Event of Default and the occurrence or effective designation of an Early Termination Date by the Beneficiary, by operation of the insolvency laws applicable to Counterparty, the actual net amount payable by Counterparty to the Beneficiary resulting from the early termination or close-out of the transaction contemplated by the Put Option Agreement (the “Mandatory Early Termination Amount”) is less than the Early Termination Amount that would have been determined to be payable by Counterparty to the Beneficiary under Section 6 of the Agreement (if “Modified Close-Out Netting” is specified to be Applicable, as amended by the “Close-Out Buyer Disposal” provisions of the Put Option Agreement) but for the operation of such insolvency laws (the “Contracted Early Termination Amount”), the Guarantor shall, as an independent and primary obligation, indemnify the Beneficiary immediately on demand the difference between (x) the Mandatory Early Termination Amount and (y) the Contracted Early Termination Amount, provided that the Parties further agree that if the Beneficiary is unable to promptly determine the Mandatory Early Termination Amount after being made aware of the operation of such insolvency laws, the Beneficiary shall be entitled to demand from the Guarantor the immediate payment of the Contracted Early Termination Amount, and after the Beneficiary is able to determine the Mandatory Early Termination Amount, the Beneficiary shall promptly pay such Mandatory Early Termination Amount to the Guarantor.

(c)	For the purpose of this Clause:

(i)	capitalised terms defined in the Put Option Agreement have, unless expressly defined in this Deed, the same meaning in this Clause; and

(ii)	“Bankruptcy Event of Default” means the occurrence of an Event of Default specified in Section 5(a)(vii) of the Agreement in respect of which Counterparty is the Defaulting Party.

4.	TAXES

4.1	General

In this Clause:

“FATCA” means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of Americas (the US) and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a); or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under this Deed required by FATCA.

“Protected Party” means the Beneficiary if it incurs or will incur any cost, loss or liability, or is or will be required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under this Deed.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of them).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Deed, other than a FATCA Deduction.

“Tax Payment” means an increase in a payment made by the Guarantor to the Beneficiary under Clause 4.2 (Tax gross-up) or a payment under Clause 4.3 (Tax indemnity).

4.2	Tax gross-up

(a)	The Guarantor must make all payments to be made by it under this Deed without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Guarantor must, promptly on becoming aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), notify the Beneficiary accordingly.

(c)	If a Tax Deduction is required by law to be made by the Guarantor, the amount of the payment due from the Guarantor must be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Guarantor is required to make a Tax Deduction, the Guarantor must make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Guarantor must deliver to the Beneficiary the payment evidence reasonably satisfactory to the Beneficiary that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

4.3	Tax indemnity

(a)	The Guarantor shall (within three Business Days of demand by the Beneficiary) pay to the Protected Party an amount equal to the loss, liability or cost which the Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Protected Party in respect of a payment received or receivable (or any payment deemed to be received or receivable) or otherwise under this Deed.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Beneficiary:

(A)	under the law of the jurisdiction in which the Beneficiary is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Beneficiary is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Beneficiary’s facility office is located in respect of amounts received or receivable in that jurisdiction,

(ii)	if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Beneficiary; or

(iii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 4.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	The Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Guarantor of the event which will give, or has given, rise to the claim provided always that the Beneficiary shall be the sole judge of the amount of any such benefit and of the date on which it is received.

4.4	Tax Credit

If the Guarantor makes a Tax Payment and the Beneficiary determines that:

(a)	a Tax Credit is attributable to:

(i)	an increased payment of which that Tax Payment forms part;

(ii)	that Tax Payment; or

(iii)	a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	the Beneficiary has obtained and utilised that Tax Credit,

(c)	the Beneficiary must pay an amount to the Guarantor which the Beneficiary determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Guarantor provided always that, the Beneficiary shall be the sole judge of the amount of any such benefit and of the date on which it is received.

4.5	Indirect Tax

(a)	All amounts set out or expressed in this Deed to be payable by the Guarantor to the Beneficiary are deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Beneficiary to the Guarantor in connection with this Deed, the Guarantor must pay to the Beneficiary (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where this Deed requires the Guarantor to reimburse the Beneficiary for any costs or expenses, the Guarantor must also at the same time pay and indemnify the Beneficiary against all Indirect Tax incurred by the Beneficiary in respect of the costs or expenses to the extent that the Beneficiary reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

5.	OTHER INDEMNITIES

5.1	Currency indemnity

(a)	The Guarantor must as an independent obligation indemnify within three Business Days of demand the Beneficiary against any cost, loss or liability arising out of or as a result of:

(i)	the Beneficiary receiving an amount in respect of the liability of the Guarantor under this Deed; or

(ii)	that liability being converted into a claim, proof, order, judgment or award,

in a currency other than the currency in which the amount is expressed to be payable under this Deed.

(b)	To the extent permitted by law, the Guarantor waives any right it may have in any jurisdiction to pay any amount under this Deed in a currency other than that in which it is expressed to be payable.

5.2	Other indemnities

(a)	The Guarantor must indemnify within three Business Days of demand the Beneficiary against any cost, loss or liability incurred by the Beneficiary as a result of:

(i)	the occurrence of a default under this Deed;

(ii)	any information produced or approved by the Guarantor being or being alleged to be misleading and/or deceptive in any respect;

(iii)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Guarantor or with respect to the transactions contemplated or financed under this Deed;

(iv)	a failure by the Guarantor to pay any amount due under this Deed on its due date.

5.3	Indemnity to the Beneficiary

The Guarantor must indemnify the Beneficiary against any cost, loss or liability incurred by the Beneficiary as a result of:

(a)	investigating any event which the Beneficiary reasonably believes is a default under this Deed;

(b)	acting or relying on any notice, request or instruction which the Beneficiary reasonably believes to be genuine, correct and appropriately authorised; or

(c)	the exercise of any of the rights, powers, discretions and remedies vested in the Beneficiary by this Deed or by law.

6.	REPRESENTATIONS

(a)	The Guarantor makes each of the representations and warranties set out in Part B (Representations) of Schedule 1 to the Beneficiary on the date of this Deed.

(b)	The Repeating Representations are deemed to be repeated by the Guarantor by reference to the facts and circumstances then existing on the first day of each three Month-period commencing on the date of this Deed.

7.	INFORMATION UNDERTAKINGS

The undertakings in Part C (Information Undertakings) of Schedule 1 shall remain in force from the date of this Deed until all sums payable by Counterparty under the Put Option Agreement have been irrevocably paid in full.

8.	FINANCIAL COVENANTS

The undertakings in Part D (Financial Covenants) of Schedule 1 shall remain in force from the date of this Deed until all sums payable by Counterparty under the Put Option Agreement have been irrevocably paid in full.

9.	GENERAL UNDERTAKINGS

The undertakings in Part E (General Undertakings) of Schedule 1 shall remain in force from the date of this Deed until all sums payable by Counterparty under the Put Option Agreement have been irrevocably paid in full.

10.	CHANGES TO THE PARTIES

10.1	Assignments and transfers by the Guarantor

The Guarantor may not assign or transfer any of its rights and obligations under this Deed without the prior written consent of the Beneficiary.

10.2	Assignments and transfers by the Beneficiary

(a)	The Beneficiary may assign all or any part of its rights under this Deed to any person to whom the Beneficiary is entitled to assign its rights and interests in and under the Put Option Agreement in accordance with Part 5(c) (Assignment) of Schedule A to the Put Option Agreement.

(b)	An assignment by the Beneficiary prior to the occurrence of an Early Exercise Event (as defined in the Put Option Agreement) shall be effective upon execution of the relevant assignment agreement by the Beneficiary and the relevant assignee. The Beneficiary shall promptly provide the Guarantor with a duly completed notice of assignment substantially in the form set out in Schedule 2 (Form of Notice of Assignment) (a “Notice of Assignment”) which has been duly executed by Beneficiary and the relevant assignee.

11.	NOTICES

11.1	Communications in writing

Any communication to be made under or in connection with this Deed must be made in writing and, unless otherwise stated, may be made by electronic mail (“email”) (including scanned copies of executed documents and other attachments), fax or letter.

11.2	Addresses

Except as provided below, the contact details (including the email address, address and fax number (and the department or officer, if any, for whose attention the communication is to be made)) of each Party for any communication or document to be made or delivered under or in connection with this Deed is that identified with its name below or any substitute email address, address, fax number or department or officer as a Party may notify the other Party by not less than five Business Days’ notice:

(a)	The Guarantor

Address:	[ ]

Attention:	[ ]

Email:	[ ]

(b)	The Beneficiary

Address:	[ ]

Attention:	[ ]

Email:	[ ]

11.3	Delivery

(a)	Except as provided below, any communication or document made or delivered by one Party to another under or in connection with this Deed will be effective:

(i)	if by way of email, only when received in legible form by at least one of the relevant email addresses of the person(s) to whom the communication or document is made or delivered;

(ii)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 11.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document which would otherwise become effective in accordance with paragraphs (a) to (b) on a non-working day or after 5:00 p.m. in the place of receipt will be deemed only to become effective on the next working day in that place.

11.4	Reliance

Each Party must take reasonable care to ensure that no forged, false or unauthorised notices are sent to another Party.

11.5	English language

(a)	Any communication made under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Beneficiary, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

12.	OTHER TERMS

12.1	Payments to the Beneficiary

(a)	On each date on which the Guarantor is required to make a payment under this Deed, the Guarantor shall make the payment available to the Beneficiary (unless a contrary indication appears in this Deed) for value on the due date at the time and in such funds specified by the Beneficiary as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account and with such bank as the Beneficiary specifies.

12.2	No set-off by the Guarantor

All payments to be made by the Guarantor to the Beneficiary under this Deed will be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

12.3	Calculations and certificates

(a)	In any litigation or arbitration proceedings arising out of or in connection with this Deed, the entries made in the accounts maintained by the Beneficiary are prima facie evidence of the matters to which they relate.

(b)	Any certification or determination by the Beneficiary of a rate or amount under this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

13.	SET-OFF

The Beneficiary may set off any matured obligation due from the Guarantor under this Deed (to the extent beneficially owned by the Beneficiary) against any matured obligation owed by the Beneficiary to the Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Beneficiary may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

14.	PARTIAL INVALIDITY

If, at any time, any term of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Deed; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Deed.

15.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Beneficiary, any right or remedy under this Deed will operate as a waiver, nor will any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law and may be waived only in writing and specifically by the Beneficiary.

16.	AMENDMENTS AND WAIVERS

This Deed may only be amended or waived with the written consent of the Guarantor and the Beneficiary.

17.	CONFIDENTIAL INFORMATION

17.1	Confidentiality

(a)	The Beneficiary must keep all Confidential Information confidential and not disclose it to any person, save to the extent permitted by Clause 17.2 (Disclosure of Confidential Information).

(b)	The Beneficiary must ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

17.2	Disclosure of Confidential Information

The Beneficiary may disclose:

(a)	to any of its head office, other branches and regional offices, Affiliates and all its other affiliated companies and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, insurers, reinsurers, insurance brokers, service providers (and their sub-contractors), partners and Representatives such Confidential Information as the Beneficiary considers appropriate for any purposes as it thinks fit if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price- sensitive information except that there is no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under this Deed and, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any transaction under which payments are to be made or may be made by reference to, this Deed and/or the Guarantor and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (b)(i) or (b)(ii) above;

(iv)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange, listing authority or similar body, or pursuant to any applicable law or regulation;

(v)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vi)	who is a member of the Group; or

(vii)	with the consent of the Guarantor,

in each case, such Confidential Information as the Beneficiary considers appropriate if:

(A)	in relation to paragraphs (b)(i) and (b)(ii) above the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking except that there is no requirement for such confidentiality undertaking if the recipient is a professional adviser and/or is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)	in relation to paragraphs (b)(iv) and (b)(v) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there is no requirement to inform if, in the opinion of the Beneficiary, it is not practicable so to do in the circumstances.

17.3	Entire agreement

This Clause:

(a)	constitutes the entire agreement between the Parties in relation to the obligations of the Beneficiary under this Deed regarding Confidential Information; and

(b)	supersedes any previous agreement, whether express or implied, regarding Confidential Information.

17.4	Inside information

The Beneficiary acknowledges that some or all of the Confidential Information is or may be price- sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Beneficiary undertakes not to use any Confidential Information for any unlawful purpose.

17.5	Notification of disclosure

The Beneficiary agrees (to the extent permitted by law and regulation) to inform the Guarantor:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(iv) of Clause 17.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	on becoming aware that Confidential Information has been disclosed in breach of this Clause.

17.6	Continuing obligations

The obligations in this Clause are continuing and, in particular, will survive and remain binding on the Beneficiary for a period of 12 months from the earlier of:

(a)	the date on which all sums payable by Counterparty under the Put Option Agreement have been paid or discharged in full; and

(b)	the date on which the Beneficiary otherwise ceases to be a Party.

18.	COUNTERPARTS

This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

19.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by English law.

20.	ENFORCEMENT

20.1	Arbitration

(a)	The arbitration agreement contained in this Clause 20 shall be governed by English law.

(b)	Any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Deed, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it (a “Dispute”), shall be referred to and finally resolved by arbitration.

(c)	The arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) (the “Rules”). Capitalised terms used in this Clause 20 which are not otherwise defined in this Deed have the meaning given to them in the Rules.

(d)	The arbitral tribunal shall consist of three arbitrators. The members of the arbitral tribunal shall be appointed in accordance with the Rules, save that the president of the arbitral tribunal shall be nominated by the two co-arbitrators. If no such nomination is made within the time limit set out in the Rules, the president shall be appointed in accordance with the Rules.

(e)	The seat, or legal place of arbitration, shall be London.

(f)	The language of the arbitration proceedings shall be English.

20.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

(i)	irrevocably appoints Geely UK Limited as its agent under this Deed for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(ii)	agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned or render service of those proceedings ineffective.

(b)	If any person appointed as process agent under this Clause 20.2 is unable for any reason so to act, the Guarantor must immediately (and in any event within ten days of the event taking place) appoint another agent on terms acceptable to the Beneficiary. Failing this, the Beneficiary may appoint another process agent for this purpose.

20.3	Waiver of immunity

The Guarantor irrevocably and unconditionally:

(a)	waives all rights of immunity to which it or its assets may be entitled (irrespective of their use or intended use);

(b)	agrees not to claim any immunity from:

(i)	arbitration proceedings brought by the Beneficiary as contemplated in this Clause 20 in relation to a Dispute;

(ii)	the English courts and the courts of any other jurisdiction in relation to the recognition or enforcement of (A) any judgment or order of the English courts given in support of any arbitration in relation to a Dispute; and (B) any arbitral award; and

(iii)	the English courts and the courts of any other jurisdiction in relation to the execution, attachment or other legal process in any jurisdiction against it or its assets in relation to a Dispute,

and, in each case, to ensure that no such claim is made on its behalf;

(c)	submits to the jurisdiction of the English courts and the courts of any other jurisdiction in relation to the recognition or enforcement in relation to the recognition of any judgment or order of the English courts given in support of any arbitration in relation to a Dispute; and

(d)	consents generally to the enforcement in any jurisdiction of any judgment or order in support of arbitration or any award made or given in connection with this Clause 20 in relation to a Dispute and the giving of any relief in any jurisdiction, whether before or after a final arbitral award is rendered, including, without limitation:

(i)	relief by way of interim or final injunction or order for specific performance or recovery of any assets; and

(ii)	execution, attachment or other legal process against any assets (irrespective of their use or intended use).

THIS DEED HAS BEEN ENTERED INTO AND EXECUTED AS A DEED BY THE GUARANTOR WITH THE INTENTION THAT IT BE DELIVERED ON THE DATE STATED AT THE BEGINNING OF THIS DEED.

Schedule 1

Schedule 2

Schedule 3

SIGNATURE PAGES

THE GUARANTOR

EXECUTED as a DEED by	)
GEELY SWEDEN HOLDINGS AB acting by _______________________ acting under the authority of that company in the presence of:	) ) ) ) ) ) ) )
) )

Witness -	Signature	:

	Name	:

	Title/occupation	:

	Address	:

Signature Page to the Deed of Guarantee

THE BENEFICIARY

[ ]

By:

Name:

Title:

By:

Name:

Title:

Signature Page to the Deed of Guarantee